FILED PURSUANT TO RULE 424(b)(3) and (c)
REGISTRATION NO. 333-106504
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 23, 2003)

$300,000,000

The Williams Companies, Inc.

5.50% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES

DUE 2033 AND THE COMMON SHARES ISSUABLE UPON
CONVERSION OF THE CONVERTIBLE DEBENTURES

        This prospectus supplement relates to the resale by the holders of 5.50% Junior Subordinated Convertible Debentures due 2033 of The Williams Companies, Inc. and the shares of common stock issuable upon the conversion of the convertible debentures.

      This prospectus supplement should be read in conjunction with the prospectus dated July 23, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the convertible debentures are set forth in the prospectus.

      The information in the table appearing under the heading “Selling Securityholders” in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling securityholder listed below on or before December 30, 2004:

	Principal Amount of	Number of	Percent of Shares
	Convertible	Shares of	of Common Stock
Name	Debentures(1)	Common Stock	Outstanding(2)

(in $)
UBS AG London F/ B/ O HFS	70,000	6,427	*

(1)	Represents the aggregate principal dollar amount of convertible debentures at issuance.

(2)	Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 557,928,223 common shares outstanding as of January 5, 2005. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s convertible debentures while assuming that no other holder of convertible debentures converted.

  *     Represents less than 1.0% of the outstanding common stock.

      INVESTING IN THE CONVERTIBLE DEBENTURES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 7, 2005